Exhibit 99.2

THE EMPIRE DISTRICT ELECTRIC COMPANY

Moderator: Jan Watson

October 24, 2003

9:00 a.m. CDT

Good morning. Thank you for joining us for The Empire District Electric Company’s teleconference to discuss the Company’s operations and to review the financial results for the third quarter and 12-months ended September 30, 2003.

A live Web-cast of this call is available on the Empire Web site at www.empiredistrict.com.

Bill Gipson, President and CEO of The Empire District Electric Company and Greg Knapp, Vice President of Finance and CFO, will be giving our presentation this morning. Bill and Greg will be available to answer questions after the presentation.

In preparation for this presentation, you should have received either a fax or e-mail of our earnings news release sent yesterday afternoon. If you did not receive the information, please call Marilyn Ponder at 1-417-625-6142 and she will fax a copy to you immediately.

In addition, our earnings news release can be found on our Web site. Again, that’s www.empiredistrict.com.  The news release can be found by choosing Investor Relations, and then clicking on Financial Releases.

Let me remind you that certain matters discussed in this call are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private

Securities Litigation Reform Act of 1995.  Such statements address future plans, objectives, expectations, and events or conditions concerning various matters.  Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including our most recent Form 10-K and Form 10-Q.

And now Bill Gipson will begin our presentation.

Bill Gipson

Thank you, Jan.  Good morning everyone. Welcome to Empire’s teleconference.  Today, we will review the earnings results for the 3rd quarter and twelve months ended September 30, 2003.  We will discuss some of the factors affecting our performance and also give an update on other topics we think are of interest.

At yesterday’s Board meeting, the Board of Directors declared a quarterly dividend of $0.32 per share payable December 15, 2003 for shareholders of record as of December 1, 2003.  This represents a 5.8% annual yield at yesterday’s closing price of $21.91.

We also reported third quarter earnings of $0.73 per share compared to earnings of $0.82 per share for the third quarter of 2002.  For the twelve-months ended September 30, 2003, earnings were $1.29 compared to $1.08 for the twelve months ended September 30, last year.  Earnings decreased for the third quarter as compared to the same quarter last year.  This was primarily due to very mild weather in September, higher fuel costs and a decrease in off-system sales.

Mother Nature was rather fickle this summer.  After pretty much normal temperatures in July and the first two weeks of August, she turned up the heat and gave us thirteen days over 95 degrees with five days of 100 degrees or more.  On five separate days, we set new demand peaks with the all-time record set at 1041 megawatts on August 25 when the temperature reached 98 degrees.  Our previous annual summer peak of 1001 megawatts had been set on August 9, 2001.

Then, just as though a switch had been flipped, the temperature moderated and September was cool with temperatures significantly below last year and the twenty-year average.

During the time of high demand, our system performed well.  We did, however, pay a premium for the portion of gas we used that had not been hedged. Once again we felt the impact of the lack of a fuel adjustment clause in Missouri.

On August 1, we implemented new rates for our Oklahoma customers.  The rates are designed to increase annual revenues by about $767,000 and represent an 11 percent increase for our Oklahoma customers.  The Oklahoma Corporation Commission also approved a return on equity of 11.27 percent.  We believe the decision by the Commission is a fair and equitable return. It is also in the best interest of our shareholders and customers.

Greg will now provide you with more details concerning our earnings.

Greg Knapp

Thank you.  As Bill stated, we reported earnings today for the third quarter of 2003 of $0.73 per share compared to earnings of $0.82 per share for the third quarter of 2002.  Although revenues were up slightly for the quarter mainly due to rate increases for our Missouri, Oklahoma and FERC customers, the increase in rates was offset by less favorable weather in the quarter as compared to the third quarter of last year.  Also impacting earnings were higher fuel costs and a 58% reduction in net revenues from off-system sales.

This reduction in off-system sales for the quarter as compared to the same period last year was also due to less favorable weather during the quarter. The non-renewal of short-term contracts for term purchases of firm energy that ran from January 2002 through June 2003 also contributed to the reduction.  During the time we had these contracts, we sold the energy in the wholesale market when it was not required to meet our own customer’s needs.

A $1.3 million decrease in maintenance costs compared to the same quarter last year positively impacted earnings.

However, this quarter, fuel costs increased $3.5 million, which included a $1.0 million charge for a proposed settlement with Enron North America Corp. (Enron).  As discussed previously in the Commitments and Contingencies section of our 2002 Annual Report and the subsequent quarterly reports, Enron and their counsel were demanding that we pay Enron $6.1 million which they claimed we owed as a result of our early termination of all transactions under a fuel purchase agreement.  After negotiation between the parties, we have agreed to the $1.0 million proposed settlement which is now pending before the bankruptcy court.  Also included in the increase in fuel costs is a $750,000 coal inventory adjustment.  Purchased power costs, on the other hand, decreased by $2.4 million which resulted in an actual increase of $1.1 million in our total fuel and purchased power costs for the quarter compared to the same quarter in 2002.

An $0.8 million increase in depreciation due to the addition of the two new Combustion Turbines at our Energy Center Plant which came on-line in April, and a change from pension income recognized in the third quarter last year to pension expense in the third quarter of this year also decreased earnings.

Twelve-Months ended September 30, 2003 earnings results

For the twelve-months ended September 30, 2003, we reported earnings of $1.29 per share compared to earnings of $1.08 per share for the twelve months ended September 30, 2002.

The increase in both revenues and earnings for the twelve months ended September 30, 2003 was driven by increases in rates granted in Missouri, Oklahoma and by the FERC and by favorable weather during the fourth quarter of 2002 and the first quarter of 2003.

Other factors positively impacting earnings included:

•                  A significant decrease in maintenance and repair expense of approximately $5.1 million.  This reduction in maintenance expense was due to a refund from Siemens Westinghouse relating to our long-term plant maintenance contracts as well as lower payments for these contracts during the first half of 2003 as compared to 2002.

•                  We also had a decrease in overall fuel and purchased power costs by approximately $0.5 million which reflected our hedging efforts in the procurement of natural gas and was also the result of less generation by our gas-fired units due in large part to term purchases of firm energy.

On the other hand, several factors had a negative impact on earnings.

•                  We had a $3.6 million swing from pension income to pension expense due to a decline in the value of invested funds plus a $0.6 million increase in health care expenses.

•                  The completion of the two Combustion Turbines at the Energy Center in addition to routine plant additions resulted in a $1.5 million increase in depreciation and amortization expense.

•                  And, the start-up costs for our Conversant business unit resulted in a $0.6 reduction in consolidated earnings.

Also, as you compare the twelve months ended September 30, 2003 to the same period in 2002, earnings for the 2002 period were reduced due to $1.6 million in expenses relating to the terminated merger with Aquila, Inc.

Back to more current events, we announced in May of this year that we would be calling the total outstanding of three series of our First Mortgage Bonds: (1) $2.25 million of our 9¾% Series, (2) $13.1 million of our 7¼% Series and (3) $45 million of our 7% Series.  In August, we filed a $200 million shelf registration to cover this and future financings, which became effective in September.  We issued a call notice on these bonds earlier this month and the redemption will take place on November 6, 2003.  We expect to finance the redemption of these bonds in part with an underwritten public offering of approximately $62 million of senior unsecured notes which will be covered by the shelf.

I would now like to return the floor to Bill to conclude our presentation.

Bill’s Remarks Continue

Thanks, Greg.

MEDA is the Missouri Energy Development Association that was formed by the investor-owned energy companies in October 2002 to coordinate industry positions and policies on legislative and regulatory issues.  The Association has identified fuel adjustment provisions for electric utilities and pre-approval/pre-determination of significant capital projects such as power plants as its legislative priorities.  Other issues of importance for MEDA are return on equity, pension expenses, and depreciation.  Work on these issues will be through the regulatory process.

Conversant, our non-regulated subsidiary that markets our customer information system, is currently completing a pilot project for Intermountain Gas Company of Boise, Idaho.  The production phase of this project will begin this month.

Later today, Governor Holden will present two awards to Brad Beecher, of behalf of the Company, in connection with his Environmental Excellence and Pollution Prevention program.  The first award is the Governor’s Pollution Prevention Award and the second is the “statewide” award for all categories.  The awards recognize our efforts to burn tire-derived fuel at our Asbury Power Station and our community campaigns to collect used tires.  We are pleased to be able to assist communities in the cleanup of used tires that are considered an environmental hazard and we’re proud to be recognized for this effort.

As always, we appreciate the opportunity to review our earnings with you.  We will now turn the conference over to the operator for questions.